As filed with the Securities and Exchange Commission on April 2, 2025

Registration Nos. 333-168839

333-170579

333-218723

333-237039

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-168839)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-170579)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-218723)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-237039)

UNDER

THE SECURITIES ACT OF 1933

TERRITORIAL BANCORP INC.

(Exact name of registrant as specified in its charter)

Maryland	26-4674701
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1003 Bishop Street, Pauahi Tower Suite 500 Honolulu, Hawaii	96813
(Address of Principal Executive Offices)	(Zip Code)

Territorial Savings Bank 401(k) Plan

Territorial Bancorp Inc. 2010 Equity Incentive Plan

Territorial Bancorp Inc. 2010 Equity Incentive Plan as Amended and Restated

Territorial Bancorp Inc. 2019 Equity Incentive Plan

(Full Title of the Plan)

Angelee J. Harris

General Counsel and Corporate Secretary

Hope Bancorp, Inc.

3200 Wilshire Boulevard, Suite 1400

Los Angeles, CA 90010

(213) 639-1700

(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Hope Bancorp, Inc., a Delaware corporation (“Hope”), successor by merger to Territorial Bancorp Inc., a Maryland corporation (“Territorial” or the “Registrant”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration statements”) of Territorial:

Registration Statement on Form S-8, File No. 333-168839, registering an indeterminate number of participation interests filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 13, 2010, relating to the Territorial Savings Bank 401(k) Plan.

Registration Statement on Form S-8, File No.  333-170579, registering 1,712,637 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), filed with the SEC on November 12, 2010, relating to the Territorial Bancorp Inc. 2010 Equity Incentive Plan.

Registration Statement on Form S-8, File No.  333-218723, registering 250,000 shares of Common Stock filed with the SEC on June 14, 2017, relating to the Territorial Bancorp Inc. 2010 Equity Incentive Plan as Amended and Restated.

Registration Statement on Form S-8, File No. 333-237039, registering 150,000 shares of Common Stock filed with the SEC on March 9, 2020, relating to the Territorial Bancorp Inc. 2019 Equity Incentive Plan.

On April 2, 2025, pursuant to the previously announced Agreement and Plan of Merger, dated April 26, 2024 (the “Merger Agreement”), entered into by Territorial and Hope, Territorial merged with and into Hope (the “Merger”), with Hope surviving the Merger.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Common Stock, other than certain excluded shares, was converted into the right to receive 0.8048 shares of common stock of Hope, par value $0.001 per share, and cash in lieu of fractional shares.

In connection with the Merger, Territorial has terminated any and all of the offerings of Territorial’s securities pursuant to the Registration Statements. In accordance with the undertakings made by Territorial in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, Hope, as successor by merger to Territorial, hereby amends the Registration Statements and removes from registration any and all of the securities of Territorial, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Hope Bancorp, Inc., as the successor by merger to the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 2, 2025.

HOPE BANCORP, INC.
As successor by merger to Territorial Bancorp Inc.

By:	/s/ Angelee J. Harris
Angelee J. Harris Executive Vice President, General Counsel and Corporate Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.